Exhibit 99.2

Recent developments

Preliminary Financial Results for the Third Quarter ending September 30, 2015

On November 2, 2015, we announced our preliminary summary financial information as of and for the three and nine months ended September 30, 2015. We are currently in the process of finalizing our unaudited consolidated financial results as of and for the three and nine months ended September 30, 2015.

Our independent registered public accounting firm is not expressing an opinion or any other form of assurance with respect to the preliminary unaudited consolidated financial data as of and for the three and nine months ended September 30, 2015 that is provided in this prospectus supplement.

Certain of these operating results and other financial data for the third fiscal quarter ended September 30, 2015, are set forth below.

Preliminary Third Quarter 2015 Financial Highlights:

•	Net revenue: We recorded total net revenue of $277.5 million for the third quarter of 2015, an increase of $98.0 million, or 54.6%, as compared to the third quarter of 2014 and an increase of $53.5 million, or 23.9%, on a pro forma basis, driven primarily by the addition of our Marine Services segment and our continued expansion into emerging markets through our Telecommunications segment.

We recorded total net revenue of $760.3 million for the nine months ended September 30, 2015, an increase of $440.9 million, or 138.1%, as compared to the same period last year and $130.2 million, or 20.7%, on a pro forma basis.

•	Adjusted EBITDA: We recorded total Adjusted EBITDA of $14.1 million and $39.4 million for the three and nine month period ended September 30, 2015, respectively.

During the third quarter, Adjusted EBITDA for our primary operating subsidiaries, Schuff and GMSL, was a combined $24.7 million. Schuff continued to grow its Adjusted EBITDA during the quarter to $14.4 million as the company continued to profit from improved margins in the Pacific division. In the Telecommunications segment, ICS enjoyed positive Adjusted EBITDA for the second consecutive quarter.

Adjusted EBITDA for the first nine months of the year was largely the result of our ability to sub contract work at lower costs in our Manufacturing segment along with seasonal trends in our Marine Services segment. This was offset, in part by, early stage investments and increases in deal related diligence expenses in our Corporate and Other segments.

•	Balance sheet: As of September 30, 2015, we had consolidated cash, cash equivalents and short-term investments of $84.7 million.

Preliminary Consolidated Operating Results for and as of the Third Quarter Ended September 30, 2015 (unaudited):

Preliminary Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands, except per share amounts) (unaudited)
Services revenue	$151,933	$41,267	$373,492	$126,731
Sales revenue	125,534	138,166	386,765	192,642
Net revenue	277,467	179,433	760,257	319,373
Operating expenses:
Cost of revenue – services	138,099	39,464	334,608	120,101
Cost of revenue – sales	103,375	119,175	324,820	162,505
Selling, general and administrative	27,830	20,246	77,359	40,482
Depreciation and amortization	6,593	921	16,835	1,475
Gain on sale or disposal of assets	(1,957)	(448)	(986)	(81)
Lease termination costs	1,124	—	1,124	—
Total operating expenses	275,064	179,358	753,760	324,482
Income (loss) from operations	2,403	75	6,497	(5,109)
Interest expense	(10,343)	(2,103)	(28,992)	(3,116)
Amortization of debt discount	(40)	(805)	(216)	(1,381)
Loss on early extinguishment or restructuring of debt	—	(6,947)	—	(6,947)
Other income (expense), net	1,216	(1,092)	(3,528)	524
Foreign currency transaction gain	1,099	170	2,150	573
Loss from continuing operations before income (loss) from equity investees and income tax benefit (expense)	(5,665)	(10,702)	(24,089)	(15,456)
Income (loss) from equity investees	535	(288)	(724)	(288)
Income tax benefit (expense)	649	(4,515)	4,018	(6,470)
Loss from continuing operations	(4,481)	(15,505)	(20,795)	(22,214)
Loss from discontinued operations	(24)	(106)	(44)	(62)
Gain (loss) from sale of discontinued operations	—	663	—	(121)
Net loss	(4,505)	(14,948)	(20,839)	(22,397)
Less: Net income attributable to noncontrolling interest	(65)	(931)	(8)	(1,990)
Net loss attributable to HC2 Holdings, Inc.	(4,570)	(15,879)	(20,847)	(24,387)
Less: Preferred stock dividends and accretion	1,035	1,004	3,212	1,204
Net loss attributable to common stock and participating preferred stockholders	$(5,605)	$(16,883)	$(24,059)	$(25,591)

Basic loss per common share:
Loss from continuing operations attributable to HC2 Holdings, Inc.	$(0.22)	$(0.75)	$(0.96)	$(1.38)
Gain (loss) from sale of discontinued operations	—	0.03	—	(0.01)
Net loss attributable to HC2 Holdings, Inc.	$(0.22)	$(0.72)	$(0.96)	$(1.39)

Diluted loss per common share:
Loss from continuing operations attributable to HC2 Holdings, Inc.	$(0.22)	$(0.75)	$(0.96)	$(1.38)
Gain (loss) from sale of discontinued operations	—	0.03	—	(0.01)
Net loss attributable to HC2 Holdings, Inc.	$(0.22)	$(0.72)	$(0.96)	$(1.39)
Weighted average common shares outstanding:
Basic	25,592	23,372	25,093	18,348
Diluted	25,592	23,372	25,093	18,348

Preliminary Condensed Consolidated Statements of Comprehensive Income (Loss)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands) (unaudited)
Net loss	$(4,505)	$(14,948)	$(20,839)	$(22,397)
Other comprehensive loss
Foreign currency translation adjustment	(6,126)	(21)	(7,998)	(155)
Unrealized loss on available-for-sale securities, net of tax	(2,008)	(1,655)	(5,097)	(1,655)
Less: Comprehensive income attributable to the noncontrolling interest	(65)	(931)	(8)	(1,990)
Comprehensive loss attributable to HC2 Holdings, Inc.	$(12,704)	$(17,555)	$(33,942)	$(26,197)

Preliminary Condensed Consolidated Balance Sheets

	September 30, 2015	December 31, 2014
	(in thousands, except share and per share amounts) (unaudited)
Assets
Current assets:
Cash and cash equivalents	$81,066	$107,978
Short-term investments	3,625	4,867
Accounts receivable (net of allowance for doubtful accounts receivable of $1,576 and $2,760 at September 30, 2015 and December 31, 2014, respectively)	187,474	151,558
Costs and recognized earnings in excess of billings on uncompleted contracts	37,266	28,098
Deferred tax asset – current	1,701	1,701
Inventories	14,408	14,975
Prepaid expenses and other current assets	27,835	22,455
Assets held for sale	6,349	3,865
Total current assets	359,724	335,497
Restricted cash	7,196	6,467
Long-term investments	77,154	48,674
Property, plant and equipment, net	221,842	239,851
Goodwill	30,665	27,990
Other intangible assets, net	26,674	31,144
Deferred tax asset - long-term	23,571	15,811
Other assets	18,201	18,614
Total assets	$765,027	$724,048
Liabilities, temporary equity and stockholders’ equity
Current liabilities:
Accounts payable	$65,573	$79,794
Accrued interconnection costs	36,689	9,717
Accrued payroll and employee benefits	22,127	20,023
Accrued expenses and other current liabilities	48,338	34,042
Billings in excess of costs and recognized earnings on uncompleted contracts	20,045	41,959
Accrued income taxes	1,470	512
Accrued interest	11,567	3,125
Current portion of long-term debt	13,454	10,444
Current portion of pension liability	—	5,966
Total current liabilities	219,263	205,582
Long-term debt	374,404	332,927
Pension liability	27,664	31,244
Other liabilities	8,151	1,617
Total liabilities	629,482	571,370
Commitments and contingencies
Temporary equity
Preferred stock, $0.001 par value – 20,000,000 shares authorized; Series A - 30,000 shares issued and outstanding at September 30, 2015 and December 31, 2014; Series A-1 - 10,000 and 11,000 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively; Series A-2 - 14,000 and 0 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	53,403	39,845
Stockholders’ equity:
Common stock, $0.001 par value – 80,000,000 shares authorized; 25,623,982 and 23,844,711 shares issued and 25,592,356 and 23,813,085 shares outstanding at September 30, 2015 and December 31, 2014, respectively	26	24
Additional paid-in capital	151,662	147,081
Accumulated deficit	(62,727)	(41,880)
Treasury stock, at cost – 31,626 shares at September 30, 2015 and December 31, 2014	(378)	(378)
Accumulated other comprehensive loss	(28,273)	(15,178)
Total HC2 Holdings, Inc. stockholders’ equity before noncontrolling interest	60,310	89,669
Noncontrolling interest	21,832	23,164
Total stockholders’ equity	82,142	112,833
Total liabilities, temporary equity and stockholders’ equity	$765,027	$724,048

Preliminary Condensed Consolidated Cash Flows

	Nine Months Ended September 30,
	2015	2014
	(in thousands) (unaudited)
Cash flows from operating activities:
Net loss	$(20,839)	$(22,397)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Provision for doubtful accounts receivable	325	(114)
Share-based compensation expense	6,943	1,725
Depreciation and amortization	22,570	4,071
Amortization of deferred financing costs	1,030	288
Lease termination costs	1,124	—
(Gain) loss on sale or disposal of assets	(986)	635
(Gain) loss on sale of investments	(399)	(437)
Equity investment (income)/loss	724	288
Amortization of debt discount	216	1,381
Unrealized (gain) loss on investments	(32)	—
Loss on early extinguishment of debt	—	6,947
Deferred income taxes	(8,143)	1
Other, net	225	—
Unrealized foreign currency transaction (gain) loss on intercompany and foreign debt	90	57
Changes in assets and liabilities, net of acquisitions:
(Increase) decrease in accounts receivable	(36,099)	6,037
(Increase) decrease in costs and recognized earnings in excess of billings on uncompleted contracts	(9,253)	522
(Increase) decrease in inventories	455	(1,984)
(Increase) decrease in prepaid expenses and other current assets	(4,799)	25,539
(Increase) decrease in other assets	1,483	1,558
Increase (decrease) in accounts payable	(15,675)	1,751
Increase (decrease) in accrued interconnection costs	26,915	(2,618)
Increase (decrease) in accrued payroll and employee benefits	2,936	3,055
Increase (decrease) in accrued expenses and other current liabilities	18,406	(3,785)
Increase (decrease) in billings in excess of costs and recognized earnings on uncompleted contracts	(21,933)	(7,695)
Increase (decrease) in accrued income taxes	2,060	(2,198)
Increase (decrease) in accrued interest	8,442	502
Increase (decrease) in other liabilities	(720)	(1,371)
Increase (decrease) in pension liability	(8,665)	—
Net cash (used in) provided by operating activities	(33,599)	11,758
Cash flows from investing activities:
Purchase of property, plant and equipment	(16,751)	(4,064)
Sale of property and equipment and other assets	4,994	3,696
Purchase of equity investments	(11,506)	(15,363)
Sale of equity investments	1,026	—
Sale of assets held for sale	1,479	—
Purchase of available-for-sale securities	(10,857)	(3,277)
Sale of available-for-sale securities	5,850	24
Investment in debt securities	(19,347)	(250)
Sale of investments	—	1,111
Cash paid for business acquisitions, net of cash acquired	(568)	(163,510)
Purchase of noncontrolling interest	(239)	(6,978)
Contribution by noncontrolling interest	—	15,500
Receipt of dividends from equity investees	2,448	—
(Increase) decrease in restricted cash	(727)	—
Net cash used in investing activities	(44,198)	(173,111)
Cash flows from financing activities:
Proceeds from long-term obligations	425,527	492,068
Principal payments on long-term obligations	(379,037)	(294,237)
Payment of fees on restructuring of debt	—	(837)

	Nine Months Ended September 30,
	2015	2014
	(in thousands) (unaudited)
Payment of deferred financing costs	(1,137)	—
Proceeds from sale of common stock, net	—	6,000
Proceeds from sale of preferred stock, net	14,033	39,765
Proceeds from the exercise of warrants and stock options	—	24,344
Payment of dividends	(3,855)	(750)
Taxes paid in lieu of shares issued for share-based compensation	—	(41)
Net cash provided by financing activities	55,531	266,312
Effects of exchange rate changes on cash and cash equivalents	(4,646)	(2,217)
Net change in cash and cash equivalents	(26,912)	102,742
Cash and cash equivalents, beginning of period	107,978	8,997
Cash and cash equivalents, end of period	$81,066	$111,739
Supplemental cash flow information:
Cash paid for interest	$21,445	$2,388
Cash paid for taxes	$1,701	$7,761
Preferred stock accreting dividends and accretion	$151	$419
Non-cash investing and financing activities:
Purchases of property, plant and equipment under financing arrangements	$1,808	$—
Property, plant and equipment included in accounts payable	$1,521	$—
Conversion of preferred stock to common stock	$1,000	$—

Preliminary Pro Forma Adjusted Summary

The results of operations for Schuff, American Natural Gas, LLC (“ANG”), and GMSL have been included in the consolidated financial statements subsequent to their acquisition dates.

The following schedule presents unaudited consolidated pro forma results of operations data as if the acquisitions of Schuff, ANG and GMSL had occurred on January 1, 2014. This information neither purports to be indicative of the actual results that would have occurred if the acquisitions had actually been completed on the date indicated, nor is it necessarily indicative of the future operating results or the financial position of the combined company (in thousands, except per share amounts):

	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2014
Net revenue	$223,927	$630,035
Net income (loss) from continuing operations	$(11,009)	$1,636
Net income (loss) from discontinued operations	(3,067)	(3,115)
Gain (loss) from sale of discontinued operations	663	(121)
Net income (loss) attributable to HC2	$(13,413)	$(1,600)
Per share amounts:
Income (loss) from continuing operations	$(0.47)	$0.09
Income (loss) from discontinued operations	(0.13)	(0.17)
Gain (loss) from sale of discontinued operations	0.03	(0.01)
Net income (loss) attributable to HC2	$(0.57)	$(0.09)

All expenditures incurred in connection with the Schuff and ANG acquisitions were expensed and are included in selling, general and administrative expenses. Transaction costs incurred in connection with the Schuff acquisition were $0.3 million during the nine months ended September 30, 3014. Transaction costs incurred in connection with the GMSL acquisition were $4.3 million during the nine months ended September 30, 2014. We recorded net revenue and net income (loss) as follows (in thousands):

	Three Months Ended September 30, 2014		Nine Months Ended September 30, 2014
	Net Revenue	Net Income (Loss)	Net Revenue	Net Income (Loss)
Schuff	$137,706	$3,491	$192,182	$6,065
ANG	460	(386)	460	(386)

Summary information with respect to our geographic and operating segments is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net Revenue by Geographic Region
United States	$173,348	$161,402	$494,511	$266,390
United Kingdom	101,327	15,678	254,396	49,360
Other	2,792	2,353	11,350	3,623
Total	$277,467	$179,433	$760,257	$319,373

Net Revenue by Segment
Telecommunications	$116,872	$41,267	$267,554	$126,731
Manufacturing	122,932	137,706	380,783	192,182
Utilities	1,841	460	4,432	460
Marine Services	35,062	—	105,939	—
Other	760	—	1,549	—
Total	$277,467	$179,433	$760,257	$319,373

Income (Loss) from Operations
Telecommunications	$(523)	$(1,344)	$(612)	$(1,241)
Life Sciences	(1,811)	(495)	(4,736)	(1,430)
Manufacturing	12,995	10,716	30,256	14,843
Utilities	(164)	(758)	(638)	(758)
Marine Services	4,296	—	13,074	—
Other	(1,995)	—	(4,580)	—
Corporate	(10,395)	(8,044)	(26,267)	(16,523)
Total	$2,403	$75	$6,497	$(5,109)

Capital Expenditures
Telecommunications	$205	$38	$215	$294
Life Sciences	204	—	230	—
Manufacturing	1,276	3,321	3,124	3,707
Utilities	1,184	41	2,842	41
Marine Services	816	—	10,188	—
Other	152	—	152	—
Corporate	—	—	—	22
Total	$3,837	$3,400	$16,751	$4,064

The above capital expenditures exclude assets acquired under terms of capital lease and vendor financing obligations.

Preliminary Results of Operations

In the following presentations and narratives within this Results of Operations, we compare our results of operations for the three and nine months ended September 30, 2015 to the three and nine months ended September 30, 2014.

We have included below certain pro forma results of operations for the three and nine months ended September 30, 2014, which include pro forma financial information for the Manufacturing, Marine Services, and Utilities operating segments. These pro forma results give effect to the acquisitions of Schuff, GMSL and ANG as if they had occurred on January 1, 2014. The pro forma results of operations were derived from the unaudited historical financial statements of Schuff for the five months ended May 26, 2014, of ANG for the seven months ended July 31, 2014 and of GMSL for the nine months ended September 30, 2014. Management believes that presenting pro forma net revenue, cost of revenue and selling, general and administrative expenses is important to understanding our financial performance, providing better analysis of trends in our underlying businesses as it allows for comparability to prior period results. The unaudited pro forma results of operations are not intended to represent or be indicative of our consolidated results of operations or financial condition that would have been reported had the acquisitions been completed as of their respective dates, and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity. The pro forma results of operations are limited to the discussion of net revenue, cost of revenue and selling, general and administrative expenses, as presented below.

Preliminary results of operations for the three months ended September 30, 2015 as compared to the three months ended September 30, 2014

Net Revenue

	Three Months Ended September 30,						2015 Compared to 2014 Pro Forma
	2015		2014 Actual		2014 Pro Forma
(in thousands)	Net Revenue	% of Total	Net Revenue	% of Total	Net Revenue	% of Total	Variance	Variance %
Telecommunications	$116,872	42.1%	$41,267	23.0%	$41,267	18.4%	$75,605	183.2%
Manufacturing	122,932	44.3%	137,706	76.7%	137,706	61.5%	(14,774)	(10.7)%
Marine Services	35,062	12.6%	—	—%	44,393	19.8%	(9,331)	(21.0)%
Utilities	1,841	0.7%	460	0.3%	561	0.3%	1,280	228.2%
Other	760	0.3%	—	—%	—	—%	760	100.0%
Total Net Revenue	$277,467	100.0%	$179,433	100.0%	$223,927	100.0%	$53,540	23.9%
Less net revenue from:
Marine Services					(44,393)
Utilities					(101)
Total Net Revenue - Actual					$179,433

Net revenue: Net revenue increased $98.0 million, or 54.6%, to $277.5 million for the three months ended September 30, 2015 from $179.4 million for the three months ended September 30, 2014. Compared to 2014 pro forma, revenues increased $53.5 million driven primarily by our Telecommunications segment, partially offset by our Manufacturing and Marine Services segments. The increase in Telecommunications was primarily due to the expansion into Latin America and other emerging markets. The decrease in Manufacturing was primarily due to the decline in projects in the Midwest and Gulf Coast regions of the United States, particularly within the industrial market, including automotive plants and oil and gas projects. The decrease in Marine Services compared to 2014 pro forma was primarily due to a decrease in installation projects as compared to the prior year period and the impact of exchange rate fluctuations. On a constant currency basis, net revenue for Marine Services decreased by $6.6 million or 14.9% compared to 2014 pro forma net revenue.

Cost of Revenue

	Three Months Ended September 30,						2015 Compared to 2014 Pro Forma
	2015		2014 Actual		2014 Pro Forma
(in thousands)	Cost of Revenue	% of Net Revenue	Cost of Revenue	% of Net Revenue	Cost of Revenue	% of Net Revenue	Variance	Variance %
Telecommunications	$114,373	97.9%	$39,464	95.6%	$39,464	95.6%	$74,909	189.8%
Manufacturing	99,903	81.3%	118,839	86.3%	118,788	86.3%	(18,885)	(15.9)%
Marine Services	23,727	67.7%	—	—%	25,379	57.2%	(1,652)	(6.5)%
Utilities	1,102	59.9%	336	73.0%	402	71.7%	700	174.1%
Other	2,369	311.7%	—	—%	—	—%	2,369	100.0%
Total Cost of Revenue	$241,474	87.0%	$158,639	88.4%	$184,033	82.2%	$57,441	31.2%
Less cost of revenue from:
Manufacturing					51
Marine Services					(25,379)
Utilities					(66)
Total Cost of Revenue – Actual					$158,639

Cost of revenue: Cost of revenue increased $82.8 million to $241.5 million, or 87.0% of net revenue, for the three months ended September 30, 2015 from $158.6 million, or 88.4% of net revenue for the three months ended September 30, 2014. Compared to 2014 pro forma, cost of revenue increased $57.4 million driven primarily by our Telecommunications segment, partially offset by our Manufacturing segment. The increase in Telecommunications was primarily due to the increase in net revenues. Cost of revenue as a percentage of net revenue increased 230 basis points quarter-over-quarter due to a shift in focus to lower margin but also lower risk customers in our Telecommunications segment. The decrease in Manufacturing was primarily due to the decrease in net revenues and cost savings on projects in the Pacific region.

Selling, General and Administrative Expenses

	Three Months Ended September 30,						2015 Compared to 2014 Pro Forma
	2015		2014 Actual		2014 Pro Forma
(in thousands)	SG&A	% of Net Revenue	SG&A	% of Net Revenue	SG&A	% of Net Revenue	Variance	Variance %
Telecommunications	$1,800	1.5%	$2,308	5.6%	$2,308	5.6%	$(508)	(22.0)%
Manufacturing	10,510	8.5%	8,058	5.9%	8,058	5.9%	2,452	30.4%
Marine Services	2,922	8.3%	—	—%	2,843	6.4%	79	2.8%
Utilities	491	26.7%	679	147.6%	742	132.3%	(251)	(33.8)%
Life Sciences	1,805	—%	494	—%	494	—%	1,311	265.4%
Other	(93)	(12.2)%	—	—%	—	—%	(93)	100.0%
Corporate	10,395	—%	8,707	—%	8,707	—%	1,688	19.4%
Total SG&A	$27,830	10.0%	$20,246	11.3%	$23,152	10.3%	$4,678	20.2%
Less SG&A from:
Marine Services					(2,843)
Utilities					(63)
Total SG&A - Actual					$20,246

Selling, general and administrative expenses: Selling, general and administrative expenses increased $7.6 million to $27.8 million, or 10.0% of net revenue, for the three months ended September 30, 2015 from $20.2 million, or 11.3% of net revenue for the three months ended September 30, 2014. Compared to 2014 pro forma, selling, general and administrative expenses increased $4.7 million driven primarily by our Manufacturing, Life Sciences and Corporate segments and was partially offset by a decrease in our Telecommunications segment. The increase in Manufacturing is primarily due to an increase in bonus expense due to improved financial performance. The increase in Life Sciences is due primarily to the full year impact of acquisitions made in the fourth quarter of 2014. The increase in Corporate is due primarily to an increase in stock compensation expense along with salaries and benefits, partially offset by a decrease in professional fees. The decrease in Telecommunications is primarily due to a decrease of $0.4 million in salaries and benefits and $0.1 million in occupancy costs.

Depreciation and amortization expense: Depreciation and amortization expense for the three months ended September 30, 2015 and 2014 was $8.5 million and $2.8 million, respectively, a portion of which was included in cost of revenue. The increase was due to the impact of purchase accounting for Schuff and GMSL.

Gain on sale or disposal of assets: Gain on sale or disposal of assets was $2.0 million and $0.4 million for the three months ended September 30, 2015 and 2014, respectively. The gain was primarily the result of the sale of a parcel of land by our Manufacturing segment.

Lease termination costs: Lease termination costs were $1.1 million and zero for the three months ended September 30, 2015 and 2014, respectively. The increase was the result of early termination costs of a lease associated with our Telecommunications segment which was the result of our continued consolidation of equipment from higher to lower cost markets.

Interest expense: Interest expense was $10.3 million and $2.1 million for the three months ended September 30, 2015 and 2014, respectively. The increase in interest expense in the 2015 period was due to the issuance of our 11% Notes.

Other income (expense), net: Other income (expense), net was income of $1.2 million and expense of $1.1 million for the three months ended September 30, 2015 and 2014, respectively. The increase was primarily due to interest income and gains and losses related to our long-term investments.

Foreign currency transaction gain: Foreign currency transaction gain was $1.1 million and $0.2 million for the three months ended September 30, 2015 and 2014, respectively. The gains and losses are attributable to transactions denominated in a currency other than the subsidiaries’ functional currency.

Income (loss) from equity investees: Income from equity investees was $0.5 million and a loss of $0.3 million for the three months ended September 30, 2015 and 2014, respectively. The slight increase was due to investments that were made starting in the fourth quarter of 2014.

Income tax benefit (expense): Income tax benefit was $0.6 million and expense of $4.5 million for the three months ended September 30, 2015 and 2014, respectively. The benefit recorded relates to losses generated for which we expect to obtain benefits for in the future. The tax benefit associated with losses generated by certain businesses that do not qualify to be included in the US consolidated income tax return are being reduced by a full valuation allowance as we do not believe it is more-likely-than-not that the losses will be utilized prior to expiration. During the three months ended September 30, 2015 a benefit was recorded associated with certain costs related to prior acquisitions that were determined to be tax deductible upon the filing of the 2014 income tax returns. In addition, certain net operating losses of Genovel Orthopedics, Inc. (“Genovel”) were no longer eligible to be included in the US consolidated income tax return and as such, a full valuation allowance was recorded against the Genovel deferred tax assets during the quarter.

Preliminary results of operations for the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014

Net Revenue

	Nine Months Ended September 30,						2015 Compared to 2014 Pro Forma
	2015		2014 Actual		2014 Pro Forma
(in thousands)	Net Revenue	% of Total	Net Revenue	% of Total	Net Revenue	% of Total	Variance	Variance %
Telecommunications	$267,554	35.2%	$126,731	39.7%	$126,731	20.1%	$140,823	111.1%
Manufacturing	380,783	50.1%	192,182	60.2%	369,923	58.7%	10,860	2.9%
Marine Services	105,939	13.9%	—	—%	132,215	21.0%	(26,276)	(19.9)%
Utilities	4,432	0.6%	460	0.1%	1,166	0.2%	3,266	280.1%
Other	1,549	0.2%	—	—%	—	—%	1,549	100.0%
Total Net Revenue	$760,257	100.0%	$319,373	100.0%	$630,035	100.0%	$130,222	20.7%
Less net revenue from:
Manufacturing					(177,741)
Marine Services					(132,215)
Utilities					(706)
Total Net Revenue - Actual					$319,373

Net revenue: Net revenue increased $440.9 million, or 138.1%, to $760.3 million for the nine months ended September 30, 2015 from $319.4 million for the nine months ended September 30, 2014 resulting largely from the full year impact of acquisitions completed during 2014. On a pro forma basis, revenues increased $130.2 million driven primarily by our Telecommunications, and to a lesser extent, our Manufacturing and Utilities segments which were partially offset by our Marine Services segment. The increase in Telecommunications was primarily due to the expansion into Latin America and other emerging markets. The increase in our Manufacturing segment was primarily due to continued revenue growth on projects in the Pacific region. The increase in our Utilities segment resulted from an increase in the number of filling stations. These increases were offset in part by our Marine Services segment. On a constant currency basis, net revenue from our Marine Services segment compared to 2014 pro forma decreased by $16.8 million or 12.7% during the current year as compared to the prior year primarily due to lower vessel utilization.

Cost of Revenue

	Nine Months Ended September 30,						2015 Compared to 2014 Pro Forma
	2015		2014 Actual		2014 Pro Forma
(in thousands)	Cost of Revenue	% of Net Revenue	Cost of Revenue	% of Net Revenue	Cost of Revenue	% of Net Revenue	Variance	Variance %
Telecommunications	$261,756	97.8%	$120,101	94.8%	$120,101	94.8%	$141,655	117.9%
Manufacturing	319,447	83.9%	162,169	84.4%	312,231	84.4%	7,216	2.3%
Marine Services	72,853	68.8%	—	—%	88,097	66.6%	(15,244)	(17.3)%
Utilities	2,599	58.6%	336	73.0%	799	68.5%	1,800	225.3%
Other	2,773	179.0%	—	—%	—	—%	2,773	100.0%
Total Cost of Revenue	$659,428	86.7%	$282,606	88.5%	$521,228	82.7%	$138,200	26.5%
Less cost of revenue from:
Manufacturing					(150,062)
Marine Services					(88,097)
Utilities					(463)
Total Cost of Revenue - Actual					$282,606

Cost of revenue: Cost of revenue increased $376.8 million to $659.4 million, or 86.7% of net revenue, for the nine months ended September 30, 2015 from $282.6 million or 88.5% of net revenue, for the nine months ended September 30, 2014 resulting largely from the full year impact of acquisitions completed during 2014. Compared to 2014 pro forma, cost of revenue increased $138.2 million driven primarily by our Telecommunications, and to a lesser extent, our Manufacturing and Utilities segments which was partially offset by our Marine Services segment. The increase in Telecommunications was primarily due to the increase in net revenue. Cost of revenue as a percentage of net revenue increased 300 basis points year over year due to a shift in focus to lower margin but also lower risk customers at our Telecommunications segment. The increase in Manufacturing was primarily due to the increase in revenue, partially offset by cost savings on projects in the Pacific region. The increase in our Utilities segment resulted from an increase in net revenue. The decrease in Marine Services was primarily due to a reduced cost base due to the non-recurring charters and installations in 2014 and the impact of exchange rate fluctuations. On a constant currency basis, cost of revenues for our Marine Services segment decreased by $8.4 million or 9.5%.

Preliminary Selling, General and Administrative Expense

	Nine Months Ended September 30,						2015 Compared to 2014 Pro Forma
	2015		2014 Actual		2014 Pro Forma
(in thousands)	SG&A	% of Net Revenue	SG&A	% of Net Revenue	SG&A	% of Net Revenue	Variance	Variance %
Telecommunications	$4,942	1.8%	$7,475	5.9%	$7,475	5.9%	$(2,533)	(33.9)%
Manufacturing	29,658	7.8%	14,497	7.5%	28,794	7.8%	864	3.0%
Marine Services	7,784	7.3%	—	—%	8,527	6.4%	(743)	(8.7)%
Utilities	1,265	28.5%	679	147.6%	1,117	95.8%	148	13.2%
Life Sciences	4,728	—%	1,429	—%	1,429	—%	3,299	230.9%
Other	2,715	175.3%	—	—%	—	—%	2,715	100.0%
Corporate	26,267	—%	16,402	—%	16,402	—%	9,865	60.1%
Total SG&A	$77,359	10.2%	$40,482	12.7%	$63,744	10.1%	$13,615	21.4%
Less SG&A from:
Manufacturing					(14,297)
Marine Services					(8,527)
Utilities					(438)
Total SG&A – Actual					$40,482

Selling, general and administrative expenses: Selling, general and administrative expenses increased $36.9 million to $77.4 million, or 10.2% of net revenue, for the nine months ended September 30, 2015 from $40.5 million or 12.7% of net revenue, for the nine months ended September 30, 2014 resulting largely from the impact of acquisitions completed in 2014. Compared to 2014 pro forma, selling, general and administrative expenses increased $13.6 million driven primarily from our Corporate segment and, to a lesser extent, our Other and Life Sciences segments partially offset by our Telecommunications segment. The increase in Corporate included $8.1 million higher stock compensation along with salaries and benefits resulting from increased headcount, $2.1 million higher professional fees and $1.0 million higher travel and entertainment expenses related to our acquisition activity, partially offset by $1.5 million lower occupancy costs. The increase in Life Sciences and Other is due primarily to the full year impact of acquisitions made in the fourth quarter of 2014. The decrease in Telecommunications was primarily due to a $1.7 million decrease in salaries and benefits resulting from headcount reductions, a $0.5 million decrease in professional fees and a $0.3 million decrease in general and administrative expenses.

Depreciation and amortization expense: Depreciation and amortization expense for the nine months ended September 30, 2015 and 2014 was $22.6 million and $4.1 million, respectively, a portion of which was included in cost of revenue. The increase was due to the impact of purchase accounting for Schuff and GMSL.

Gain on sale or disposal of assets: Gain on sale or disposal of assets was $1.0 million and $0.1 million for the nine months ended September 30, 2015 and 2014, respectively. The gain in the nine months ended September 30, 2015 was primarily the result of the sale of a parcel of land by our Manufacturing segment.

Lease termination costs: Lease termination costs were $1.1 million and zero for the nine months ended September 30, 2015 and 2014, respectively. The increase was the result of early termination costs of a lease associated with our Telecommunications segment which were the result of our continued consolidation from higher to lower cost markets.

Interest expense: Interest expense was $29.0 million and $3.1 million for the nine months ended September 30, 2015 and 2014, respectively. The increase in interest expense in 2015 was due to the issuance of our 11% Notes.

Other income (expense), net: Other income (expense), net was expense of $3.5 million and income of $0.5 million for the nine months ended September 30, 2015 and 2014, respectively. The decrease in other income was due to settlement cost payments to our preferred stockholders, partially offset by interest income and net gains related to our long-term investments.

Foreign currency transaction gain: Foreign currency transaction gain was $2.2 million and $0.6 million for the nine months ended September 30, 2015 and 2014, respectively. The gains and losses are attributable to transactions denominated in a currency other than the subsidiaries’ functional currency.

Income (loss) from equity investees: Loss from equity investees was $0.7 million and $0.3 million for the nine months ended September 30, 2015 and 2014, respectively. The increase was due to investments that were made starting in the fourth quarter of 2014.

Income tax benefit (expense): Income tax benefit was $4.0 million and income tax expense was $6.5 million for the nine months ended September 30, 2015 and 2014, respectively. The 2014 expense recorded is primarily related to the operations of Schuff which were not reduced by tax losses from other business units since Schuff was not eligible to be included in the US consolidated income tax return during this period. A full valuation allowance was recorded against the tax benefit associated with the operating losses of the other business units during this period. The 2015 year to date effective tax rate of 16.2% differs from the US statutory rate of 35% due to the capitalization of certain business transaction costs and the impact of 2014 return-to-provision adjustments.

Preliminary Adjusted EBITDA

Our Adjusted EBITDA was $14.1 million and $39.4 million for the three and nine months ending September 30, 2015, respectively. The drivers in Adjusted EBITDA were largely the result of running our fabrication facilities at optimal capacity levels and our ability to sub contract work at lower costs in our Manufacturing segment along with lower revenues in the installation business in our Marine Services segment resulting from the nature of project work in this business. This was offset, in part by, early stage investments in our Other segment, as well as Corporate.

	Three Months Ended September 30, 2015
	Manufacturing	Marine Services	Telecommunications	Corporate	Other(1)	HC2
Net income (loss)	$7,116	$8,016	$(362)	$(12,549)	$(6,791)	$(4,570)

Adjustments to reconcile net income (loss) to Adjusted EBIT:
(Gain) loss on sale or disposal of assets	(990)	(968)	—	—	1	(1,957)
Lease termination costs	—	—	1,124	—	—	1,124
Interest expense	354	929	—	9,050	10	10,343
Amortization of debt discount	—	—	—	40	—	40
Other (income) expense, net	(141)	(214)	1	(873)	11	(1,216)
Foreign currency transaction (gain) loss	—	(937)	(163)	1	—	(1,099)
Income tax (benefit) expense	5,284	130	—	(6,063)	—	(649)
Loss from discontinued operations	—	—	—	—	24	24
Noncontrolling interest	383	—	—	—	(318)	65
Share-based payment expense	—	—	—	2,322	22	2,344
Acquisition related costs	—	—	—	2,732	—	2,732
Other costs	—	—	109	—	—	109
Adjusted EBIT	12,006	6,956	709	(5,340)	(7,041)	7,290
Depreciation and amortization	513	5,085	98	—	897	6,593
Depreciation and amortization (included in cost of revenue)	1,928	—	—	—	—	1,928
Foreign currency (gain) loss (included in cost of revenue)	—	(1,739)	—	—	—	(1,739)
Adjusted EBITDA	$14,447	$10,302	$807	$(5,340)	$(6,144)	$14,072
(1)	Other includes Utilities, Life Sciences and income (loss) from equity investees not included in our Marine Services segment.

	Nine Months Ended September 30, 2015
	Manufacturing	Marine Services	Telecommunications	Corporate	Other(1)	HC2
Net income (loss)	$16,182	$19,983	$(299)	$(39,083)	$(17,630)	$(20,847)
Adjustments to reconcile net income (loss) to Adjusted EBIT:
(Gain) loss on sale or disposal of assets	(69)	(968)	50	—	1	(986)
Lease termination costs	—	—	1,124	—	—	1,124
Interest expense	1,064	2,888	—	25,007	33	28,992
Amortization of debt discount	—	—	—	216	—	216
Other (income) expense, net	(164)	(251)	(5)	3,941	7	3,528
Foreign currency transaction (gain) loss	—	(1,842)	(309)	1	—	(2,150)
Income tax (benefit) expense	12,188	142	—	(16,348)	—	(4,018)
Loss from discontinued operations	20	—	—	—	24	44
Noncontrolling interest	967	—	—	—	(959)	8
Share-based payment expense	—	—	—	6,921	22	6,943
Acquisition related costs	—	—	—	4,701	—	4,701
Other costs	—	—	109	—	—	109
Adjusted EBIT	30,188	19,952	670	(14,644)	(18,502)	17,664
Depreciation and amortization	1,490	13,196	294	—	1,855	16,835
Depreciation and amortization (included in cost of revenue)	5,735	—	—	—	—	5,735
Foreign currency (gain) loss (included in cost of revenue)	—	(804)	—	—	—	(804)
Adjusted EBITDA	$37,413	$32,344	$964	$(14,644)	$(16,647)	$39,430
(1)	Other includes Utilities, Life Sciences and income (loss) from equity investees not included in our Marine Services segment.

Preliminary Liquidity and Capital Resources

Preliminary Short- and Long-Term Liquidity Considerations and Risks

As of September 30, 2015, we had $81.1 million of cash and cash equivalents compared to $108.0 million as of December 31, 2014. As of September 30, 2015, we had $387.9 million of indebtedness compared to $343.4 million as of December 31, 2014, and as of September 30, 2015, we had $53.4 million of outstanding Preferred Stock compared to $39.8 million as of December 31, 2014. We are required to make semi-annual interest payments on our outstanding 11% Notes on June 1st and December 1st of each year. We are required to make dividend payments on our outstanding Preferred Stock on January 15th, April 15th, July 15th, and October 15th of each year.

We believe that we will continue to meet our liquidity requirements, fund our fixed obligations (such as operating leases), and other cash needs for our operations for at least the next twelve months.

Preliminary Pro Forma Capital Expenditures

Pro forma capital expenditures for the three and nine months ended September 30, 2014 include pro forma financial information for the Manufacturing and Marine Services operating segments. These pro forma capital expenditures give effect to the acquisitions of Schuff and GMSL as if they had occurred on January 1, 2014. Pro forma capital expenditures consist of the following (in thousands):

	As Reported		Pro Forma
	Nine Months Ended September 30,
	2015	2014	2014
Manufacturing	$3,124	$3,707	$10,707
Marine Services	10,188	—	4,205
Telecommunications	215	294	294
Utilities	2,842	41	41
Life Sciences	230	—	—
Other	152	22	22
Total	$16,751	$4,064	$15,269

The above capital expenditures exclude assets acquired under terms of capital lease and vendor financing obligations.

Changes in Cash Flows

Net cash used in operating activities was $33.6 million for the nine months ended September 30, 2015 as compared to net cash provided of $11.8 million for the nine months ended September 30, 2014. For the nine months ended September 30, 2015, net loss, net of non-cash operating activity, provided $2.8 million of cash. Other major drivers included an increase in accounts receivable of $36.1 million, a decrease in billings in excess of costs and recognized earnings on uncompleted contracts of $21.9 million, a decrease in accounts payable of $15.7 million, an increase in costs and recognized earnings in excess of billings of $9.3 million, a decrease in pension liability of $8.7 million and an increase in prepaid expenses and other current assets of $4.8 million, partially offset by an increase in accrued interconnection costs of $26.9 million, an increase in accrued expenses and other current liabilities of $18.4 million and an increase in accrued interest of $8.4 million. For the nine months ended September 30, 2014, net loss, net of non-cash operating activity, used $7.6 million of cash. Other major drivers included a decrease in prepaid expenses and other current assets of $25.5 million and a decrease in accounts receivable of $6.0 million, partially offset by a decrease in billings in excess of costs and recognized earnings on uncompleted contracts of $7.7 million and a decrease in accrued expenses and other current liabilities of $3.8 million.

Net cash used in investing activities was $44.2 million for the nine months ended September 30, 2015 as compared to net cash used of $173.1 million for the nine months ended September 30, 2014. Net cash used in investing activities for the nine months ended September 30, 2015 included purchases of $19.3 million in debt securities, $16.8 million of capital expenditures, purchases of $11.5 million in equity investments and purchases of $10.9 million in available-for-sale securities, partially offset by the sale of available-for-sale securities of $5.9 million and sale of property and equipment of $5.0 million. Net cash used in investing activities for the nine months ended September 30, 2014 included $127.6 million for the GMSL acquisition, $85.0 million for the Schuff acquisition, $15.5 million for the ANG acquisition, $14.2 million for the Novatel Wireless, Inc. (“Novatel”) investment, $7.0 million for Schuff’s purchase of its common stock and $4.1 million of capital expenditures, partially offset by $62.6 million acquired in the GMSL acquisition and $15.5 million contribution by the non-controlling interest of ANG.

Net cash provided by financing activities was $55.5 million for the nine months ended September 30, 2015 as compared to net cash provided of $266.3 million for the nine months ended September 30, 2014. Net cash provided by financing activities for the nine months ended September 30, 2015 included $425.5 million of proceeds from credit facilities and the 11% Notes and $14.0 million of proceeds from the issuance of preferred stock, partially offset by $379.0 million used to make principal payments on our credit facilities. Net cash provided by financing activities for the nine months ended September 30, 2014 included $492.1 million of proceeds from credit facilities, $45.8 million of proceeds from the issuance of preferred stock and common stock and $24.3 million of proceeds from the exercise of warrants and stock options, partially offset by $294.2 million used to make principal payments on our credit facilities.

Preliminary Investments

As of September 30, 2015 and December 31, 2014, the fair value of the available for sale securities recorded within short-term investments was $2.6 million and $4.9 million, respectively. As of September 30, 2015, our cost basis in available for sale securities recorded within short-term investments was $6.0 million, on which we had unrealized losses on such securities of $3.4 million recorded in accumulated other comprehensive loss. As of December 31, 2014, our cost basis in available for sale securities recorded within short-term investments was $2.4 million, on which we had unrealized gains on such securities of $2.5 million recorded in accumulated other comprehensive loss.

Our long-term investments are summarized as follows (in thousands):

September 30, 2015	Cost	Unrealized Gains	Unrealized Losses	Carrying Value
Common Equity
Novatel Wireless, Inc.	$11,430	$—	$—	$11,430
DTV America Corporation	2,828	1,856	—	4,684
Total Common Equity	14,258	1,856	—	16,114
Preferred Equity
NerVve Technologies, Inc.	4,619	—	—	4,619
Benevir Biopharm, Inc.	1,429	—	—	1,429
MediBeacon, Inc.	2,842	—	—	2,842
Total Preferred Equity	8,890	—	—	8,890
GMSL Joint Ventures
S. B. Submarine Systems Co., Ltd.	17,680	—	—	17,680
International Cableship Pte., Ltd.	1,181	—	—	1,181
Sembawang Cable Depot Pte., Ltd.	1,011	—	—	1,011
Huawei Marine Networks Co., Ltd	14,351	—	—	14,351
Visser Smit Global Marine Partnership	430	—	—	430
Total GMSL Joint Ventures	34,653	—	—	34,653
Convertible Debt
Gaming Nation, Inc.	10,060	—	(3,398)	6,662
mParticle	500	—	—	500
Total Convertible Debt	10,560	—	(3,398)	7,162
Warrants
Novatel Wireless, Inc.	3,097	—	—	3,097
Gaming Nation, Inc	6,036	—	(443)	5,593
DTV America Corporation	295	317	—	612
Total Warrants	9,428	317	(443)	9,302
Other Equity
Kaneland, LLC	1,033	—	—	1,033
Total long-term investments	$78,822	$2,173	$(3,841)	$77,154
December 31, 2014	Cost	Unrealized Gains	Unrealized Losses	Carrying Value
Common Equity
Novatel Wireless, Inc.	$10,462	$—	$—	$10,462
Preferred Equity
NerVve Technologies, Inc.	5,538	—	—	5,538

December 31, 2014	Cost	Unrealized Gains	Unrealized Losses	Carrying Value
Benevir Biopharm, Inc.	1,915	—	—	1,915
Total Preferred Equity	7,453	—	—	7,453
GMSL Joint Ventures
Global Cable Technology Ltd.	50	—	—	50
S. B. Submarine Systems Co., Ltd.	12,882	—	—	12,882
International Cableship Pte., Ltd.	2,111	—	—	2,111
Sembawang Cable Depot Pte., Ltd.	808	—	—	808
Huawei Marine Networks Co., Ltd	10,087	—	—	10,087
Visser Smit Global Marine Partnership	464	—	—	464
Total GMSL Joint Ventures	26,402	—	—	26,402
Convertible Debt
mParticle	250	—	—	250
Warrants
Novatel Wireless, Inc.	2,956	—	—	2,956
Other Equity
Kaneland, LLC	1,151	—	—	1,151
Total long-term investments	$48,674	$—	$—	$48,674

Summarized income statement information for our significant equity method investments for the nine months ended August 31, 2015 (which we record on a one month lag) is as follows (in thousands):

Net Revenue	$159,339
Gross Profit	$40,736
Loss from continuing operations	$(25,749)
Net loss	$(31,192)

Legal matters, commitments and contingencies

Legal matters

We are subject to claims and legal proceedings that arise in the ordinary course of business. Such matters are inherently uncertain, and there can be no guarantee that the outcome of any such matter will be decided favorably to us or that the resolution of any such matter will not have a material adverse effect on our consolidated financial statements. We do not believe that any such pending claims and legal proceedings will have a material adverse effect on our consolidated financial statements.

On November 6, 2014, a putative stockholder class action complaint challenging the tender offer by which HC2 acquired approximately 721,000 of the issued and outstanding common shares of Schuff was filed in the Court of Chancery of the State of Delaware, captioned Mark Jacobs v. Philip A. Falcone, Keith M. Hladek, Paul Voigt, Michael R. Hill, Rustin Roach, D. Ronald Yagoda, Phillip O. Elbert, HC2 Holdings, Inc., and Schuff International, Inc., Civil Action No. 10323 (the “Complaint”). On November 17, 2014, a second lawsuit was filed in the Court of Chancery of the State of Delaware, captioned Arlen Diercks v. Schuff International, Inc. Philip A. Falcone, Keith M. Hladek, Paul Voigt, Michael R. Hill, Rustin Roach, D. Ronald Yagoda, Phillip O. Elbert, HC2 Holdings, Inc., Civil Action No. 10359. On February 19, 2015, the court consolidated the actions (now designated as Schuff International, Inc. Stockholders Litigation) and appointed lead plaintiff and counsel. The currently operative complaint is the November 6, 2014 Complaint filed by Mark Jacobs. The Complaint alleges, among other things, that in connection with the tender offer, the individual members of the Schuff board of directors and HC2, the controlling stockholder of Schuff, breached their fiduciary duties to members of the plaintiff class. The Complaint also purports to challenge a potential short-form merger based upon plaintiff’s expectation that we would cash out the remaining public stockholders of Schuff following the completion of the tender offer.

Such a short-form merger has never been formally proposed or acted upon and as of September 30, 2015, approximately 341 thousand shares of Schuff remain in public hands, representing approximately 9% of the outstanding shares of Schuff. The Complaint seeks rescission of the tender offer and/or compensatory damages, as well as attorney’s fees and other relief. The defendants filed answers to the Complaint on July 30, 2015. Defendants are currently preparing for the discovery phase of the case. We believe that the allegations and claims set forth in the Complaint are without merit and intend to defend them vigorously.

On July 16, 2013, Plaintiffs Xplornet Communications Inc. and Xplornet Broadband, Inc. (“Xplornet”) initiated an action against Inukshuk Wireless Inc. (“Inukshuk”), Globility Communications Corporation (“Globility”), MIPPS Inc., Primus Telecommunications Canada Inc. (“PTCI”) and Primus Telecommunications Group Incorporated (now known as HC2) (“PTGi”). Xplornet alleges that it entered into an agreement to acquire certain licenses for radio spectrum in Canada from Globility. Xplornet alleges that Globility agreed to sell Xplornet certain spectrum licenses in a Letter of Intent dated July 12, 2011 but then breached the Letter of Intent by selling the licenses to Inukshuk. Xplornet then alleges that they reached an agreement with Inukshuk to purchase the licenses on June 26, 2012, but that Inukshuk breached that agreement by not completing the sale. Xplornet alleges that, as a result of the foregoing, they have been damaged in the amount of $50 million. On January 29, 2014, Globility, MIPPS Inc., and PTCI demanded indemnification pursuant to the Equity Purchase Agreement among PTUS, Inc., PTCAN, Inc. PTGi, Primus Telecommunications Holding, Inc., Lingo Holdings, Inc., and Primus Telecommunications International, Inc., dated as of May 10, 2013. On February 14, 2014, we assumed the defense of this litigation while reserving all of its rights under the Equity Purchase Agreement. On February 5, 2014, Globility, MIPPS Inc., and PTCI filed a Notice of Intent to Defend. On February 18, 2014, Globility, MIPPS Inc., and PTCI filed a Demand for Particulars. A Notice of Change of Solicitors to Hunt Partners LLP was filed on behalf of those same entities on April 1, 2014. On March 13, 2015, Inukshuk filed a cross claim against Globility, MIPPS Inc., PTCI, and PTGi. Inukshuk asserts that if Inukshuk is found liable to Xplornet, then Inukshuk is entitled to contribution and indemnity, compensatory damages, interest, and costs from us. Inukshuk alleges that Globility represented and warranted that it owned the licenses at issue, that Globility held the licenses free and clear, and that no third party had any rights to acquire them. Inukshuk claims breach of contract and misrepresentation if the Court finds that any of these representations are untrue.

On October 17, 2014, we moved for summary judgment against Xplornet arguing that there was no agreement between Globility and Xplornet to acquire the licenses at issue. On June 5, 2015, Inukshuk also moved for summary judgment against Xplornet, similarly arguing that there was no agreement between Inukshuk and Xplornet to acquire the licenses in question.

On September 17, 2015, Xplornet amended its claim to change its theory from breach of a written letter of intent allegedly accepted on July 12, 2011 to breach of an oral agreement allegedly entered on July 7, 2011. The Primus Defendants (including us) amended their Statement of Defence and motion for summary judgment on October 6, 2015 to include a statute of limitations defense based on this change in theory. The Primus Defendants (including us) also filed procedural motions relating to the amendment. Xplornet disputes that the amendment changed its theory and opposes summary judgment. The hearing on summary judgment is now re-scheduled from October 7, 2015 to March 31, 2016.

Tax Matters

Currently, the Canada Revenue Agency (“CRA”) is auditing a subsidiary previously held by us. The Company intends to cooperate in audit matters. To date, CRA has not proposed any specific adjustments and the audit is ongoing.